Exhibit 99.5


                                   CONSENT OF
                              GREENHILL & CO., LLC


                                                                   April 6, 2000


NFO Worldwide, Inc.
2 Pickwick Plaza
Greenwich, CT  06830

Dear Sirs:

     We refer to the Registration Statement (the "Registration Statement") of The Interpublic Group of Companies, Inc. ("Interpublic") on Form S-4, with respect to the shares of common stock, par value $.10 per share, of Interpublic to be issued to stockholders of NFO Worldwide, Inc. ("NFO") in connection with the merger of a subsidiary of Interpublic with NFO.

     We hereby consent to the inclusion of our opinion letter dated December 19, 1999 to the Board of Directors of NFO appearing as Annex C to the Registration Statement, and to the references of our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           GREENHILL & CO. LLC



                                           By:       /s/  Timothy M. George
                                                     ----------------------
                                           Name:     Timothy M. George
                                           Title:    Managing Director